As filed with the Securities and Exchange Commission on January 23, 2020

Registration No. 333-221745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY OFFSHORE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-051255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

(441) 405-5560

(Address. including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Watson Farley & Williams LLP

Attention: Daniel C. Rodgers

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael Swidler, Esq.

Mike Rosenwasser, Esq.

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

(212) 408-2511

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company                                              ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (the “Registration Statement”), File No. 333-221745, of Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Registrant”), filed with the Securities and Exchange Commission on November 24, 2017 and amended on December 28, 2017 and January 5, 2018. The Registration Statement registered the offer and sale from time to time of an indeterminate amount of common units representing limited partner interests in the Registrant (“Common Units”), representing an aggregate maximum offering price not to exceed $200,000,000.

On January 22, 2020, pursuant to the Agreement and Plan of Merger, dated as of September 30, 2019 (the “Merger Agreement”), by and among the Registrant, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and general partner of the Registrant (“Partnership GP”), Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), Brookfield TK TOGP LP, a Bermuda limited partnership, Brookfield TK Block Acquisition LP, a Bermuda limited partnership, Brookfield Asset Management Private Institutional Capital Adviser (Private Equity) L.P., a limited partnership formed under the laws of Manitoba, Canada, and Brookfield TK TOLP LP, a Bermuda limited partnership, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a subsidiary of Parent, certain of its affiliates and Partnership GP (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of Common Units pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on January 23, 2020.

TEEKAY OFFSHORE PARTNERS L.P.

By:	Teekay Offshore GP L.L.C.,
its General Partner

	By:	/s/ Edith Robinson
Edith Robinson
Vice President and Company Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3